Exhibit 10.77

Vornado Realty, L.P.
888 Seventh Avenue
New York, NY  10019

March 17, 2005

Global Toys Acquisition, LLC
c/o Vornado Realty, L.P.
888 Seventh Avenue
New York, NY  10019

Re:          Equity Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), among Toys “R” Us, Inc., a Delaware corporation (the “Company”), Global Toys Acquisition, LLC, a Delaware limited liability company (“Parent”), and Global Toys Acquisition Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”).  Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

By signing a counterpart hereof and upon receipt by Parent of an executed counterpart from the undersigned (the “Investor”), Investor agrees with Parent that, subject to the satisfaction or waiver by Investor of each of the conditions set forth in Sections 7.1 and 7.2 of the Agreement (other than any conditions the failure of which to be satisfied has arisen out of the willful and material breach by Parent or Acquisition Sub of any of their respective obligations under the Agreement), at or prior to the Closing, Investor will contribute, or cause to be contributed, to Parent up to the Contribution Amount set forth on Annex A opposite Investor’s name for the purpose of funding the Per Share Merger Consideration pursuant to and in accordance with the Agreement and to satisfy any liabilities of Parent or Acquisition Sub arising out of the willful and material breach of any of their respective obligations under the Agreement.  Investor will not be under any obligation pursuant to the preceding sentence unless all of the foregoing conditions precedent to Parent’s obligation to consummate the transactions contemplated by the Agreement on the Closing Date have been satisfied or waived by the Investor.  In addition, Investor will not be under any obligation under any circumstances to contribute or cause to be contributed to Parent more than the Contribution Amount set forth on Annex A opposite such Investor’s name and Investor shall not have any liability arising out of this letter agreement to any Person in excess of such Contribution Amount.

Global Toys Acquisition, LLC
March 17, 2005

Notwithstanding anything that may be expressed or implied herein, each of Parent and the Investor, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no Person other than the undersigned shall have any obligation hereunder and that, notwithstanding that the Investor is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any current or future officer, agent or employee of the Investor or against any current or future general or limited partner of the Investor or any current or future director, officer, employee, general or limited partner, member, Affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the Investor or any current or future general or limited partner of the Investor or any current or future director, officer, employee, general or limited partner, member, Affiliate or assignee of any of the foregoing, as such, for any obligations of the Investor hereunder or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Nothing set forth herein contains or gives, or shall be construed to contain or to give, any Person other than Parent (including any Person acting in a representative capacity) any remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the commitments set forth herein.

Investor shall be entitled to assign all or a portion of its obligations hereunder to one or more Persons that agree to assume Investor’s obligations hereunder, provided Investor shall remain obligated to perform its obligations hereunder to the extent not performed by such Person(s).  Except as provided above, this letter agreement shall not be assignable without the consent of each of the parties hereto.

If the Agreement is terminated pursuant to Section 8.1 of the Agreement (other than pursuant to Section 8.1(d)(i) of the Agreement or otherwise pursuant to a willful and material breach by Parent or Acquisition Sub of their respective obligations under the Agreement), all obligations hereunder shall expire automatically upon such termination without any further obligations of the Investor hereunder.  Notwithstanding the foregoing parenthetical, all obligations of the Investor hereunder shall expire automatically 6 months after the termination of the Agreement for any reason without any further obligations of the Investor hereunder, except with respect to claims arising from lawsuits filed by the Company against Parent or Acquisition Sub prior to such 6th month anniversary alleging damages or harm to the Company and/or its stockholders as a result of a material and willful breach by Parent or Acquisition Sub of their respective obligations under the Agreement.

This letter agreement may be executed in counterparts and shall become effective only upon (i) execution of the Agreement by all parties thereto, and (ii) receipt by Parent of executed a counterpart of this letter agreement by the Investor.  This letter

Global Toys Acquisition, LLC
March 17, 2005

agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between Parent and the Investor with respect to the subject matter hereof. This letter agreement may be amended or modified only with the written consent of the parties hereto, and with the written consent of the Company if such amendment or modification is adverse to the Company.  This letter agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law, provision or rule that would cause the application of the laws of any other jurisdiction. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this letter agreement or any of the transactions contemplated by the Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by the Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.3 of the Agreement.

[Signature page follows]

Global Toys Acquisition, LLC
March 17, 2005

Very truly yours,

VORNADO REALTY, L.P.

By:	VORNADO REALTY TRUST
its General Partner

	By:	/s/Michael D. Fascitelli
Name: Michael D. Fascitelli
Title: President

ANNEX A

Investor	Contribution Amount

Vornado Realty, L.P.	$400.0 million